Exhibit 99.1

      FOR IMMEDIATE RELEASE
      ---------------------
                DUCKWALL-ALCO STORES ANNOUNCES STOCK TRANSACTION

            Company Buys Back its Stock From Significant Shareholder

Abilene, Kan. (April 22, 2005) - Duckwall-ALCO, Stores Inc. (Nasdaq: DUCK) announced today that on April 19, 2005 it entered into an agreement to purchase from the Kenneth A. Macke Revocable Trust 399,362 shares of its own common stock for cash equal to $18.00 per share. Kathleen O. Macke is the trustee of the trust and K&A Asset Management LLC is the investment advisor to Mrs. Macke and the trust. The agreement was reached pursuant to arms-length negotiations between the Company and the investment advisor for the trust. The transaction is scheduled to close on or before April 22, 2005. The shares are being retired.

The Board of Directors expressly approved this transaction. In addition, in 1998 and 1999, the Board of Directors authorized the Company to repurchase up to an aggregate of 1,411,000 shares of common stock pursuant to a repurchase plan. As of today, the number of shares the Company has repurchased under this repurchase plan is 1,084,600 shares, leaving a balance of 326,400 shares still available to be repurchased. The shares purchased in this transaction are not counted against the number of shares authorized under the repurchase plan.

About Duckwall-ALCO Stores

Duckwall-ALCO Stores, Inc. is a leading regional retailer that specializes in offering a wide variety of products at reasonable prices to the underserved communities of America. Founded in 1901 by A.L. Duckwall as a general merchandising operation in Abilene, Kan., Duckwall-ALCO is known for its convenient locations and for its friendly, personal service. The company has 265 stores in 21 states across the central United States, operating under two names, ALCO and Duckwall. ALCO discount stores offer a full line of merchandise, while Duckwall variety stores serve smaller communities, offering a smaller selection.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (the "Act"). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company's annual and quarterly 10-K and 10-Q filings and other public documents, copies of which are available from the Company on request.


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                         For more information, contact:
                                 Dick Mansfield
          Vice President/Finance, Treasurer and Chief Financial Officer
                              785-263-3350 ext. 286
                         email: dmansfield@duckwall.com
                                       or
                                  Debbie Hagen
                               Hagen and Partners
                                  913-652-6547
                       email: dhagen@hagenandpartners.com



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